Exhibit 99.1
QLT Inc.
Unaudited Pro Forma Consolidated Financial Statements
These unaudited pro forma consolidated financial statements of QLT have been prepared to reflect the October 1, 2009 sale of all of the shares of QLT USA as described in Item 2.01 of this Current Report on Form 8-K.
The unaudited pro forma balance sheet as of June 30, 2009 assumes the sale of the QLT USA shares occurred as of that date. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 assume the sale of the QLT USA shares had occurred at the close of business on December 31, 2007. The assumptions and adjustments are described in the accompanying notes to the unaudited pro forma consolidated financial statements. These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2008, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in conjunction with the Company’s unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2009, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2009.

QLT Inc.
Unaudited Pro Forma Consolidated Statements of Operations
In thousands of U.S. dollars except share and per share information

	Year ended December 31, 2008
		Pro Forma
	Historical	Adjustments (1)	Pro Forma

Revenues
Net product revenue	$86,182	$(37,870)	$48,312
Royalties	33,643	(33,643)	—
Licensing, milestones and other	4,315	(4,315)	—

	124,140	(75,828)	48,312

Costs and expenses
Cost of sales	53,924	(39,779)	14,145
Research and development	29,568	—	29,568
Selling, general and administrative	21,705	(3,475)	18,230
Depreciation	2,947	(7)	2,940
Litigation	864	—	864
Gain on sale of long-lived assets	(21,666)	—	(21,666)
Restructuring	10,162	(645)	9,517

	97,504	(43,906)	53,598

Operating income (loss)	26,636	(31,922)	(5,286)

Investment and other income (expense)
Net foreign exchange gains (losses)	643	—	643
Interest income	7,249	—	7,249
Interest expense	(10,339)	—	(10,339)
Other gains	290	—	290

	(2,157)	—	(2,157)

Income (loss) from continuing operations before income taxes	24,479	(31,922)	(7,443)

(Provision) recovery for income taxes	(9,527)	9,407	(120)

Income (loss) from continuing operations	$14,952	$(22,515)	$(7,563)

Basic income (loss) from continuing operations per share	0.20		(0.10)
Diluted income (loss) from continuing operations per share	0.20		(0.10)

Weighted average number of common shares outstanding (thousands)
Basic	74,620		74,620
Diluted	74,620		74,620

QLT Inc.
Unaudited Pro Forma Consolidated Statements of Operations
In thousands of U.S. dollars except share and per share information

	Six months ended June 30, 2009
		Pro Forma
	Historical	Adjustments (1)	Pro Forma

Revenues
Net product revenue	$40,775	$(18,265)	$22,510
Royalties	21,585	(21,585)	—
Licensing, milestones and other	735	(735)	—

	63,095	(40,585)	22,510

Costs and expenses
Cost of sales	29,636	(19,145)	10,491
Research and development	13,111	—	13,111
Selling, general and administrative	9,742	(1,758)	7,984
Depreciation	697	(7)	690
Litigation	334	—	334
Restructuring	(156)	9	(147)

	53,364	(20,901)	32,463

Operating income (loss)	9,731	(19,684)	(9,953)

Investment and other income (expense)
Net foreign exchange gains (losses)	6,775	—	6,775
Interest income	1,965	—	1,965
Interest expense	(1,848)	—	(1,848)
Other gains	24	—	24

	6,916	—	6,916

Income (loss) from continuing operations before income taxes	16,647	(19,684)	(3,037)

(Provision) recovery for income taxes	(6,716)	5,490	(1,226)

Income (loss) from continuing operations	$9,931	$(14,194)	$(4,263)

Basic income (loss) from continuing operations per share	0.17		(0.07)
Diluted income (loss) from continuing operations per share	0.17		(0.07)

Weighted average number of common shares outstanding (thousands)
Basic	57,954		57,954
Diluted	57,954		57,954

QLT Inc.
Unaudited Pro Forma Consolidated Balance Sheet
In thousands of U.S. dollars except share and per share information

	At June 30, 2009
		Pro Forma
	Historical	Adjustments		Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$134,927	$28,179	(2)	$163,106
Accounts receivable	26,406	(16,145)	(3)
		10,000	(4)	20,261
Current portion of contingent consideration	—	33,896	(5)	33,896
Income taxes receivable	48,092	(5,940)	(3)	42,152
Inventories	16,426	(12,076)	(3)	4,350
Current portion of deferred income tax assets	10,137	(8,126)	(3)
		4,467	(6)	6,479
Other	6,950	(394)	(3)	6,556

	242,938	33,861		276,799

Property, plant and equipment	2,453	(117)	(3)	2,336
Deferred income tax assets	28,059	(22,273)	(3)	5,786
Goodwill	23,145	(23,145)	(3)	—
Mortgage receivable	10,325	—		10,325
Contingent consideration	—	122,304	(5)	122,304
Long-term inventories and other assets	17,072	—		17,072

	$323,992	$110,630		$434,622

LIABILITIES
Current liabilities
Accounts payable	$8,194	$(4,554)	(3)	$3,640
Accrued restructuring charge	139	(6)	(3)	133
Accrued liabilities	4,004	(10)	(3)	3,994
Current portion of deferred revenue	6,051	(1,469)	(3)	4,582

	18,388	(6,040)		12,348

Uncertain tax position liabilities	2,584	(1,263)	(3)	1,321
Deferred revenue	735	(735)	(3)	0

	21,707	(8,037)		13,670

SHAREHOLDERS’ EQUITY
Common shares	514,009	—		514,009
Additional paid-in capital	268,477	—		268,477
Accumulated deficit	(569,633)	114,004	(7)

		4,467	(6)	(451,162)
Accumulated other comprehensive income	89,432	196	(8)	89,628

	302,285	118,667		420,952

	$323,992	$110,630		$434,622

PRO FORMA ADJUSTMENTS
(1)	The historical Consolidated Statements of Operations for the year ended December 31, 2008, and the six months ended June 30, 2009 have been adjusted to eliminate the results of QLT USA, Inc. from continuing operations.
The historical Consolidated Balance Sheet at June 30, 2009 has been adjusted to give effect to pro forma events that are directly attributable to the sale (including investment banker fees) and are factually supportable. The balance sheet pro forma adjustments are as follows (in thousands).
(2)	To record the net cash received upon the sale of QLT USA, Inc., as follows:

Gross cash proceeds, including $11.6 million difference between QLT USA cash and cash equivalents on close versus June 30, 2009	$31,629

Investment banker costs	(3,450)

$28,179
(3)	To remove the assets and liabilities of QLT USA, Inc. at June 30, 2009.
(4)	To record the current $10 million receivable for the payment due on or before October 1, 2010, pursuant to the Stock Purchase Agreement dated October 1, 2009.
(5)	To record the fair value of the contingent consideration using a discounted cash flow model. Accordingly, there are certain assumptions and estimates about future cash flows and the appropriate discount rate. The use of different assumptions and estimates could yield materially different results.
(6)	To reverse valuation allowance recorded against the deferred tax benefit related to excess tax basis in stock of QLT USA, Inc.
(7)	To record estimated gain on the sale of QLT USA, Inc., as follows:

Net proceeds, including contingent consideration of $156.2 million and an additional amount equal to the balance of cash that QLT USA, Inc. had on closing	$301,005
Net assets sold	187,002

Gain before income taxes	$114,004
Income taxes	—

Net gain	$114,004
(8)	To remove accumulated other comprehensive income relating to QLT USA, Inc.